Exhibit 99.1

[LOGO OF CENTENE CORPORATION]

N E W S   R E L E A S E

Contact:	Karey L. Witty
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS NINETEENTH CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

ST. LOUIS, MISSOURI (April 26, 2004)—Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2004.

First Quarter Highlights

—	Revenues of $225.5 million, a 27% increase over the first quarter of 2003.

—	Earnings from operations of $14.7 million, a 45% increase over the first quarter of 2003.

—	Diluted earnings per share of $0.47.

—	Organic membership growth of 15% over the first quarter of 2003.

—	Medicaid Managed Care segment G&A of 10.4% (GAAP) and 9.9% (non-GAAP), exclusive of the effect of the premium tax.

—	Operating cash flows of $12.4 million, a 25% increase over the first quarter of 2003.

—	Entered fifth market, Ohio, effective January 1, 2004.

—	Days in claims payable of 55.4.

—	New management and board appointments.

Michael F. Neidorff, Centene’s president and chief executive officer, said, “Our financial results continue to be in line with our expectations and are an ongoing validation of our ability to work effectively with states to implement our Margin Protection Program™. This program combines rate protection with policy initiatives that reduce costs and improve health outcomes for our recipients. To date, we have been successful in effecting changes that reduce inappropriate emergency room visits, and each of our markets has approved the implementation of our

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preferred drug list. We will continue to work with our states on policies which we believe will enable them to have better control over their Medicaid expenditures.”

“Growth in our markets has been consistent with our objectives, and we are particularly pleased with the trends in Indiana and Wisconsin. In Texas, the state altered administrative enrollment procedures that resulted in a sequential quarter decrease in membership in the SCHIP population. We are working with our members to make them aware of such changes and are demonstrating to the state that the savings we generate will enable them to expand the enrollment base within existing budgetary goals. In Ohio, our newest market, we are on track in Toledo and remain focused on building our provider network in additional markets for future expansion,” continued Neidorff.

“I would like to welcome Lisa Wilson, the newest member of our senior management team. Ms. Wilson has been working with Centene since our initial public offering in 2001 and has made significant contributions to our investor relations program, along with building awareness of the Company with the Wall Street investment community. I also welcome John Roberts, Executive Director of Civic Progress, and a former managing partner of Arthur Andersen LLP, to our Board of Directors and Audit Committee. Mr. Roberts’ perspective on corporate governance and financial transparency will be invaluable as we continue to build Centene to conform to the highest standards,” concluded Neidorff.

Membership totaled 522,400 at March 31, 2004, a 24.6% increase from 419,300 at March 31, 2003. The Company experienced solid growth in its Indiana, Texas and Wisconsin markets year-over-year, while membership in the New Jersey market was stable. Ohio contributed 23,800 members to the quarter through the acquisition of certain Medicaid-related assets from Family Health Plan, Inc., effective January 1, 2004. The state of Texas implemented administrative policy changes that require SCHIP members to re-enroll every six months versus annually and implemented a 90-day waiting period for enrollment. The net effect of these changes was a reduction in the state’s SCHIP membership and in the Company’s membership in this category

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from the fourth quarter of 2003. The Company is proactively reaching out to its members to make them aware of the new procedures required for enrollment under the new guidelines.

The following table depicts membership in Centene’s managed care organizations by state at March 31, 2004 and 2003:

	2004	2003
Indiana	125,400	104,800
New Jersey	54,000	52,700
Ohio	23,800	—
Texas	154,000	122,700
Wisconsin	165,200	139,100

TOTAL	522,400	419,300

The following table depicts membership in Centene’s managed care organizations by member category at March 31, 2004 and 2003:

	2004		2003
Medicaid	446,900		344,700
SCHIP	65,900		66,600
SSI	9,600	(a)	8,000	(b)

TOTAL	522,400		419,300

(a)	4,400 at-risk; 5,200 ASO
(b)	4,200 at-risk; 3,800 ASO

Statement of Earnings Highlights

—	For the first quarter of 2004, revenues increased 27.1% to $225.5 million from $177.4 million in the first quarter of 2003. Net of acquisitions, revenue growth was $27.1 million, or 15.3%, over the same prior year period.

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—	The health benefits ratio (HBR), which reflects medical services costs as a percent of premium revenues, was 81.0% (GAAP) compared to 83.4% (GAAP) for the same period in 2003. Excluding $1.1 million in premium revenue attributable to the premium tax imposed by the state of Texas on September 1, 2003, the HBR was 81.4% (non-GAAP) for the current quarter. This was slightly below the Company’s targeted range of 81.5% to 83.5%, due primarily to the successful implementation of initiatives to reduce inappropriate emergency room usage and to establish preferred drug lists.

—	Consolidated general and administrative (G&A) expenses, which includes the Medicaid Managed Care segment and Specialty Services, as a percent of revenues increased to 12.6% (GAAP) in 2004 from 10.9% (GAAP) in the first quarter of 2003. Excluding the effect of the premium tax on G&A expenses and including the effects of the Company’s specialty business, which has a higher overall G&A ratio, the expense ratio was 12.2% (non-GAAP) in total, and 9.9% (non-GAAP) for the Medicaid Managed Care segment compared to 10.5% (GAAP) for the same prior year period.

—	Earnings from operations increased 44.7% to $14.7 million from $10.1 million in 2003.

—	Net earnings improved to $10.1 million, or $0.47 per diluted share, compared to $7.2 million, or $0.40 per diluted share, for the first quarter of 2003.

Balance Sheet and Cash Flow Highlights

At March 31, 2004, the Company held cash and investments of $288.7 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $109.8 million, representing 55.4 days in claims payable.

Cash flows from operating activities of $12.4 million for the quarter ended March 31, 2004, reflect a 25.4% increase year-over-year.

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Outlook

Karey L. Witty, Centene’s chief financial officer, commented, “We are updating our guidance and anticipate 2004 revenue in the range of $940 to $950 million and net earnings of $1.91 to $1.96 per share. This does not include the potential impact of any acquisitions we may undertake during 2004.”

Conference Call

As previously announced, the Company will host a conference call tomorrow, April 27, 2004, at 8:15 a.m. (Eastern Time) to review the financial results for the first quarter ended March 31, 2004, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing (800) 273-1254 in the United States and Canada, and (706) 679-8592 for international participants, or via a live Internet broadcast at the Company’s website, www.centene.com. A replay of the call will be available from April 27, 2004, shortly after completion of the call and ending on May 11, 2004, at 11:59 p.m. Investors may dial (800) 642-1687 in the United States and (706) 645-9291 from abroad and enter access number 6572189. Additionally, the webcast will be archived for the same period at www.centene.com.

Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently.

The pro forma (non-GAAP) information presented above in the fifth bullet under “First Quarter Highlights”, second and third bullet under “Statement of Earnings Highlights” and presented below in tables excludes the impact of a premium tax enacted in September 2003. This assumption has been made in the non-GAAP financial measures as management believes that this assumption generally provides a more consistent measure of the Company’s performance.

The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes

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that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and pharmacy compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the first and second paragraphs following the bullet listing under “First Quarter Highlights,” and in the paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the

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delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

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CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2004	December 31, 2003
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$44,363	$64,346
Premium and related receivables, net of allowances of $718 and $607, respectively	21,634	20,308
Short-term investments, at fair value (amortized cost $32,705 and $15,192, respectively)	32,708	15,160
Deferred income taxes	3,174	2,732
Other current assets	9,231	7,755

Total current assets	111,110	110,301
Long-term investments, at fair value (amortized cost $189,432 and $183,749, respectively)	191,057	184,811
Restricted deposits, at fair value (amortized cost $20,190 and $20,201, respectively)	20,592	20,364
Property, software and equipment	24,056	23,106
Goodwill	18,408	13,066
Intangible assets	7,428	6,294
Other assets	4,732	4,750

Total assets	$377,383	$362,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$109,841	$106,569
Accounts payable and accrued expenses	17,733	17,965
Unearned revenue	3,736	3,673
Current portion of long-term debt and notes payable	288	579

Total current liabilities	131,598	128,786
Long-term debt	7,544	7,616
Other liabilities	5,613	6,175

Total liabilities	144,755	142,577
Stockholders’ equity:
Common stock, $.001 par value; authorized 40,000,000 shares; issued and outstanding 20,255,580 and 20,131,924 shares, respectively	20	20
Additional paid-in capital	159,237	157,380
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	1,258	740
Retained earnings	72,113	61,975

Total stockholders’ equity	232,628	220,115

Total liabilities and stockholders’ equity	$377,383	$362,692

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CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Revenues:
Premiums	$222,690	$176,212
Services	2,835	1,222

Total revenues	225,525	177,434

Expenses:
Medical costs	180,448	146,907
Cost of services	2,016	975
General and administrative expenses	28,377	19,405

Total operating expenses	210,841	167,287

Earnings from operations	14,684	10,147
Other income (expense):
Investment and other income	1,510	974
Interest expense	(90)	(27)

Earnings before income taxes	16,104	11,094
Income tax expense	5,966	4,233
Minority interest	—	300

Net earnings	$10,138	$7,161

Earnings per share:
Basic earnings per common share	$0.50	$0.44
Diluted earnings per common share	$0.47	$0.40

Weighted average number of shares outstanding:
Basic	20,192,009	16,348,274
Diluted	21,533,870	17,757,266

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CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings	$10,138	$7,161
Adjustments to reconcile net earnings to net cash provided by operating activities—
Depreciation and amortization	2,271	1,379
Stock compensation expense	19	5
Minority interest	—	(300)
Gain on sale of investments	(253)	(293)
Changes in assets and liabilities —
Premium and related receivables	(1,326)	(1,982)
Other current assets	(1,476)	(626)
Deferred income taxes	(755)	803
Other assets	13	58
Medical claims liabilities	3,272	3,586
Accounts payable and accrued expenses	1,211	(187)
Unearned revenue	63	19
Other operating activities	(812)	236

Net cash provided by operating activities	12,365	9,859

Cash flows from investing activities:
Purchase of property, software and equipment	(2,126)	(684)
Purchase of investments	(93,742)	(42,055)
Sales and maturities of investments	69,814	35,218
Acquisitions, net of cash acquired	(6,983)	(2,283)

Net cash used in investing activities	(33,037)	(9,804)

Cash flows from financing activities:
Reduction of long-term debt and notes payable	(363)	—
Proceeds from stock options and employee stock purchase plan	1,052	259

Net cash provided by financing activities	689	259

Net (decrease) increase in cash and cash equivalents	(19,983)	314

Cash and cash equivalents, beginning of period	64,346	59,656

Cash and cash equivalents, end of period	$44,363	$59,970

Interest paid	$91	$18
Income taxes paid	$3,390	$1,230

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CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q1 2004		Q4 2003		Q3 2003		Q2 2003
MEMBERSHIP
Indiana	125,400		119,400		112,100		109,000
New Jersey	54,000		54,000		52,700		52,700
Ohio	23,800		—		—		—
Texas	154,000		158,400		152,100		131,400
Wisconsin	165,200		157,800		150,200		145,600

TOTAL	522,400		489,600		467,100		438,700

Medicaid	446,900		411,800		389,200		361,700
SCHIP	65,900		68,400		68,600		68,800
SSI	9,600		9,400		9,300		8,200

TOTAL	522,400		489,600		467,100		438,700

REVENUE PER MEMBER	$145.19		$142.38		$143.98		$142.26

CLAIMS
Period-end inventory	102,300		131,000		59,400		109,900
Average inventory	107,400		102,500		75,600		85,400
Period-end inventory per member	0.20		0.27		0.13		0.25

DAYS IN CLAIMS PAYABLE(a)	55.4		59.0		52.5		52.0

(a) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

ANNUALIZED RETURN ON EQUITY(b)	17.9	%(c)	18.1	%(c)	21.3	%(c)	27.1%

(b)      Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

(c)      Reflects a 3,450,000 share follow-on offering completed August 13, 2003.

HEALTH BENEFITS RATIO BY CATEGORY:

	THREE MONTHS ENDED MARCH 31,
	2004	2003
Medicaid (excluding SSI) and SCHIP	80.6%	82.4%
SSI	99.3	104.2
Total (GAAP)	81.0	83.4
Total (non-GAAP), excluding effect of premium tax	81.4	83.4

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GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	THREE MONTHS ENDED MARCH 31,
	2004		2003
	GAAP	Non-GAAP(d)
Medicaid Managed Care	10.4%	9.9%	10.5%
Specialty Services	52.9	52.9	26.6
Total	12.6	12.2	10.9

(d)	Excluding effect of premium tax.

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

2004
Balance, March 31, 2003	$94,767
Incurred related to:
Current period	672,473
Prior period	(12,740)

Total incurred	659,733

Paid related to:
Current period	569,940
Prior period	74,719

Total paid	644,659

Balance, March 31, 2004	$109,841

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.